Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus ETF Trust II of our report dated September 19, 2019, relating to the financial statements and financial highlights, which appears in the Virtus Seix Senior Loan ETF and Virtus Newfleet Dynamic Credit ETF Annual Report on Form N-CSR for the periods ended July 31, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 26, 2019

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7045 T: (267) 330 3000 F:(267) 330 3300, www.pwc.com/us